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                                                                Exhibit 16(C)(2)


                                               ---------------------------------
                                               Capitalink, L.C.
                                               Member NASD|SIPC
                                               ---------------------------------

                                                  Columbus Center
                                                  One Alhambra Plaza, Suite 1410
                                                  Coral Gables, Florida 33134
 [LOGO] CAPITALINK
Smart Investment Banking(SM)                      Phone 305-446-2026
                                                  Fax 305-446-2926
                                                  www.capitalinklc.com

     May 27, 2003

     Independent Committee of the Board of Directors
     BCT International, Inc.
     3000 N.E. 30th Place
     5th floor
     Fort Lauderdale, FL 33306

     Gentlemen:

     We have been advised that, pursuant to a draft Agreement and Plan of Merger, dated May 19, 2003, by and among the BCT International, Inc. (the "Company"), Phoenix Group of Florida, Inc. ("Phoenix"), Phoenix Acquisition Corp. and William A. Wilkerson ("Wilkerson", and collectively with Phoenix, the "Phoenix Group") (the "Draft Agreement"), Phoenix intends to purchase, by means of a merger, all of the Company's outstanding common stock that is not beneficially owned by Phoenix or Wilkerson, or their respective affiliates (the "Non-Affiliated Stockholders") in exchange for $2.00 in cash for each share of the Company's common stock (the "Merger Consideration").

     The transaction described above is referred to as the "Proposed Transaction." We have been retained to render an opinion as to whether, on the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Non-Affiliated Stockholders of the Company.

     We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to proceed with or effect the Proposed Transaction. In addition, we have not been requested to explore any alternatives to the Proposed Transaction. Further, our opinion does not address the relative merits of the Proposed Transaction as compared to any alternative business strategy that might exist for the Company.

     In arriving at our opinion, we took into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things (i) reviewed documents relating to the Proposed Transaction, including the Draft Agreement; (ii) reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-K for the fiscal year ended February 28, 2002, and the Quarterly Report on Form 10-Q for the quarter ended November 30, 2002; (iii) reviewed draft financial information provided by the Company for the fiscal year ended February 28, 2003; (iv) reviewed and analyzed the Company's projected unlevered free cash flows and prepared discounted cash flows; (v) reviewed and analyzed certain financial characteristics of companies that were deemed to have

Mergers & Acquisitions | Fairness Opinions & Valuations | Restructuring | Capital Raising | Financial Advisory

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     Independent Committee of the Board of Directors                May 20, 2003
     BCT International, Inc.                                              Page 2

     characteristics comparable to those of the Company; (vi) reviewed and analyzed the premiums paid in transactions involving the acquisition of a minority ownership interest in publicly-traded companies; (vii) reviewed and analyzed the premiums implied by the per share consideration in the Proposed Transaction; (viii) reviewed and analyzed the Company's adjusted book value; (ix) reviewed and analyzed the market value of certain notes receivable; (x) reviewed and discussed with representatives of the management of the Company certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of the Company; (xi) considered the historical financial results and present financial condition of the Company; (xii) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company; (xiii) inquired about and discussed the Proposed Transaction and other matters related thereto with Company management, the Independent Committee and its legal counsel; and (xiv) performed such other analyses and examinations as were deemed appropriate.

     In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, we assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which we could form an opinion. We have not made a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company. We have assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with the Company, it is assumed that the Proposed Transaction will be a taxable event to the Company's stockholders.

     We have also assumed, with your consent, that the Proposed Transaction will be consummated substantially in accordance with the terms set forth in the Draft Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Non-Affiliated Stockholders of the Company.

     Our opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 27, 2003. Accordingly, although subsequent developments may affect our opinion, we have not assumed any obligation to update, review or reaffirm our opinion.

     Our opinion is for the use and benefit of the Independent Committee and the Board of Directors in connection with its consideration of the Proposed Transaction and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote in connection with the Proposed Transaction. We do not express any opinion as to the underlying valuation or future performance of the Company or the price at which the Company's common stock would trade at any time in the future.

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     Independent Committee of the Board of Directors                May 20, 2003
     BCT International, Inc.                                              Page 3

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the Non-Affiliated Stockholders of the Company.

     In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

     Our opinion is for the use and benefit of the Independent Committee and the Board of Directors and is rendered in connection with its consideration of the Proposed Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in, any proxy statement or other materials relating to the Proposed Transaction that the Company files with the U.S. Securities and Exchange Commission.

     Very truly yours,


     CAPITALINK, L.C.